Exhibit 10.7
AMERICAN WHOLESALE INSURANCE HOLDING COMPANY, LLC
EXECUTIVE UNIT AGREEMENT
          THIS EXECUTIVE UNIT AGREEMENT (this “Agreement”) is made as of July 28, 2006, by and between American Wholesale Insurance Holding Company, LLC, a Delaware limited liability company (the “Company”), and M. Steven DeCarlo (“Employee”). Any capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in Section 4 hereof.
          WHEREAS, the Company desires to enter into this Agreement to provide for the sale to Employee by the Company of (i) 137,500 Class B Units (the “Class B Units”), (ii) 137,500 Class C Units (the “Class C Units”), (iii) 137,500 Class D Units (the “Class D Units”) and (iv) 137,500 Class E Units (the “Class E Units”, and together with the Class B Units, Class C Units and Class D Units, collectively the “Incentive Units”).
          NOW THEREFORE, in consideration for the promises contained herein and the mutual obligations of the parties hereto, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee, intending to be legally bound, hereby agree as follows:
     1.      Purchase and Sale of the Units.
          (a)      Upon execution of this Agreement, Employee shall purchase, and the Company shall sell, for an aggregate purchase price equal to $5,500, (i) 137,500 Class B Units, (ii) 137,500 Class C Units, (iii) 137,500 Class D Units and (iv) 137,500 Class E Units. Contemporaneously herewith, Employee shall deliver to the Company (x) to the extent requested by the Board, an executed spousal consent in the form of Exhibit A hereto, and (y) a check or wire transfer of immediately available funds in the aggregate amount of $5,500.
          (b)      The Company hereby admits Employee as a Member of the Company with respect to the Incentive Units, with all the rights, privileges, duties and obligations of a Member in respect of such Incentive Units.
          (c)      By his execution of this Agreement, Employee hereby confirms that he has accepted and agreed to be bound by and to perform all the terms and provisions of the Operating Agreement, as it may hereafter be amended from time to time.
          (d)      Within thirty (30) days after Employee purchases any Incentive Units from the Company, Employee shall make an effective election with the Internal Revenue Service under Section 83(b) of the Code in the form of Exhibit B attached hereto.
          (e)      By his execution of this Agreement, Employee hereby confirms and agrees that the Incentive Units issued pursuant hereto are in full satisfaction of the Company’s or its Affiliates obligations (if any) to issue any equity to Employee pursuant to Sections 4 and 5 of the Employment Agreement.

     2.      Representations and Warranties; Acknowledgments.
          (a)      Representations and Warranties by Employee. In connection with the purchase and sale of the Incentive Units hereunder, Employee represents and warrants to the Company that:
     (i)      The Incentive Units to be acquired by Employee pursuant to this Agreement shall be acquired for Employee’s own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act, or any applicable state securities laws, and the Incentive Units shall not be disposed of in contravention of the Securities Act or any applicable state securities laws.
     (ii)      Employee is an employee of the Company or one of its Subsidiaries, is sophisticated in financial matters and is able to evaluate the risks and benefits of the investment in the Incentive Units.
     (iii)      Employee is able to bear the economic risk of his investment in the Incentive Units for an indefinite period of time because the Incentive Units have not been registered under the Securities Act and, therefore, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.
     (iv)      Employee and his advisers have had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Incentive Units as Employee and his advisers have requested and have had full and free access and opportunity to inspect, review, examine and inquire about such other information concerning the Company and its Subsidiaries as they have requested. Employee and his advisers have also reviewed the Operating Agreement and the Plan.
     (v)      The execution, delivery and performance of this Agreement by Employee do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Employee is a party or by which he is bound and upon the execution and delivery of this Agreement by the Company, this Agreement shall be the legal, valid and binding obligation of Employee, enforceable in accordance with its terms.
     (vi)      As of the date of this Agreement, Employee is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any Person other than the Company or one of its Subsidiaries, which would adversely affect his ability to perform his duties on behalf of the Company or one of its Subsidiaries.
     (vii)      Employee has had an opportunity to consult with independent legal counsel regarding his rights and obligations under this Agreement, the Operating Agreement and the Plan and he fully understands the terms and conditions contained herein and therein. Employee is not relying on the Company or any of its employees or agents with respect to the legal, tax, economic and related considerations of an investment in Incentive Units, and Employee has relied on the advice of, or has consulted with, only his own advisers with respect to such matters. Employee understands that in the future the Incentive Units may significantly increase or decrease in value, and the Company has not made any representation to Employee about the potential future value of the Incentive Units.

          (b)      Acknowledgments.
     (i)      As an inducement to the Company to sell the Incentive Units to Employee and as a condition thereto, Employee acknowledges and agrees that:
(A)	neither the sale of the Incentive Units to Employee hereunder nor any provision contained herein shall entitle Employee to remain in the employment of the Company or its Subsidiaries or affect the right of the Company or its Subsidiaries to terminate Employee’s employment at any time;

(B)	the Company shall have no duty or obligation to disclose to Employee, and Employee shall have no right to be advised of, any material information regarding the Company and its Subsidiaries at any time prior to, upon or in connection with the repurchase of the Incentive Units upon the termination of Employee’s employment with the Company; and

(C)	neither the sale of the Incentive Units to Employee hereunder nor any provision contained herein shall entitle Employee to receive any additional Incentive Units, except to the extent set forth in the Plan or the Operating Agreement.
     (ii)      The Company and Employee acknowledge and agree that this Agreement has been executed and delivered, and the Incentive Units have been sold hereunder, in connection with and as a part of the compensation and incentive arrangements between the Company or one of its Subsidiaries and Employee.
     (iii)      Employee acknowledges and agrees that the Incentive Units issued and acquired hereunder shall be governed by, and have the terms, conditions, rights and obligations contained in this Agreement, the Operating Agreement and the Plan.
     (iv)      Employee hereby agrees and acknowledges that neither the Company nor any of its affiliates makes any representations with respect to the application of Code §409A to the Incentive Units or any other tax, economic or legal consequences of the Incentive Units and, by the acceptance of the Incentive Units, Employee agrees to accept the potential application of Code §409A to the Incentive Units and the other tax, economic or legal consequences of the issuance, vesting, ownership, modification, adjustment, and disposition of the Incentive Units.
     3.      Return Threshold.
          (a)      For purposes of the Operating Agreement, the Incentive Units issued hereunder shall each have a return threshold (the “Return Threshold”) which shall be met so long as at the applicable time of determination the Investor Cash Inflows and Investor Cash Outflows provide for the Investor to achieve an IRR equal to (or greater than) the percentage set forth for each class of Incentive Units as follows:

Class of Units	IRR
Class B Units	10%
Class C Units	20%
Class D Units	30%
Class E Units	40%
          (b)      Notwithstanding anything in this Agreement or in the Operating Agreement to the contrary, the Company shall not make any distributions with respect to the Incentive Units unless and until the aggregate Distributions made to the Investor (and its successors) in respect to the Class A Units that are held by the Investor as of the date hereof exceed $122,473,038 (the “Distribution Threshold”), provided that, as soon as the Distribution Threshold is achieved, any subsequent distributions by the Company shall be made in a manner such that, to the nearest extent possible, the cumulative distributions made with respect to all Units (including the Incentive Units issued hereunder) equals the cumulative distributions that would have been made with respect to all Units (including the Incentive Units issued hereunder) in the absence of this Section 3(b). The intent of the limitation set forth in this Section 3(b) is to cause the Incentive Units issued hereunder to constitute “profits interests” within the meaning of Internal Revenue Service Revenue Procedure 93-27, and the terms of this Section 3(b) shall be interpreted in a manner consistent with such intent. Notwithstanding the foregoing, the holders of the Incentive Units shall be entitled to receive Tax Distributions (as defined in the Operating Agreement) pursuant to Section 5.10 of the Operating Agreement without regard to the provisions of this Section 3(b). Nothing in this Section 3(b) shall affect or limit the ability of the Company to make distributions to its members generally.
     4.      Definitions. For purposes of this Agreement, the following terms have the indicated meanings:
          (a)      “Board” means the Company’s Board of Managers.
          (b)      “Capital Contribution” means any cash, cash equivalents, promissory obligations, or the fair market value of other property which a holder of Units of the Company contributes or is deemed to have contributed to the Company with respect to the issuance of any Unit. For the avoidance of doubt, the Capital Contributions of the Investor shall be deemed to include all amounts paid by or on behalf of the Investor to acquire Units pursuant to the Unit Purchase Agreement and the Investor Purchase Agreement.
          (c)      “Cause” shall have the meaning set forth in the Employment Agreement, and in the absence of a definition in or the existence of an Employment Agreement, shall mean with respect to Employee any of the following: (i) the commission by Employee of a felony (or a crime involving moral turpitude); (ii) theft, conversion, embezzlement or misappropriation by Employee of funds or other assets of the Company or any other act of fraud or dishonesty with respect to the Company (including acceptance of any bribes or kickbacks or other acts of self-dealing); (iii) intentional, grossly negligent or unlawful misconduct by Employee which causes significant harm to the Company or exposes the Company to a substantial risk of significant harm; (iv) the knowing and intentional failure by Employee to comply with any material policy generally applicable to Company employees, which failure is not cured within 30 days after notice to Employee; (v) the knowing and intentional failure by Employee to follow the reasonable directives of any supervisor or the Board, which failure is not cured within 30 days after notice to Employee; (vi) the knowing, intentional and unauthorized dissemination by Employee of confidential information; or (vii) any material breach by Employee of any written agreement between

Employee and the Company or any of its Subsidiaries that is not cured within 30 days after notice to Employee.
          (d)      “Code” means the Internal Revenue Code of 1986, as amended, and any successor statute.
          (e)      “Common Units” shall mean the Common Units of the Company.
          (f)      “Distributions” shall have the meaning set forth in the Operating Agreement, provided that Distributions as used herein shall include any pro rata redemption or repurchase by the Company of its outstanding securities and any redemption or repurchase by the Company of any Investor Equity or securities of the Company held by Holdings, its members, their respective Affiliates or their respective successors.
          (g)      “Employment Agreement” means that certain Employment Agreement dated as of September 12, 2005 by and among the Company, Employee and the other parties signatory thereto.
          (h)      “Fair Market Value” shall have the meaning set forth in the Operating Agreement.
          (i)      “Good Reason” shall have the meaning set forth in the Employment Agreement and, in the absence of a definition in or the existence of an Employment Agreement, shall mean with respect to Employee any of the following: (i) the material reduction in such Employee’s salary without Employee’s consent or (ii) a substantial reduction in Employee’s duties or position without Employee’s consent.
          (j)      “Interest Holder” shall have the meaning set forth in the Operating Agreement.
          (k)      “Investor” shall mean AmWINS Holdings, LLC, a Delaware limited liability company (and, for purposes of Section 6 only, its designees).
          (l)      “Investor Cash Inflows” means the sum of all Capital Contributions which are or are deemed to have been made by the holders of Investor Equity (inclusive of amounts made or deemed made by such holders’ Permitted Transferees in respect of the Investor Equity) from and after the date of the closing of the transactions contemplated by the Unit Purchase Agreement (the “UPA Closing Date”) up to and including the date of the consummation of an Approved Sale (as defined in Section 8) with respect to or in exchange for such holders’ Units. For the avoidance of doubt, Investor Cash Inflows shall include all amounts paid by Investor to acquire Common Units pursuant to the Unit Purchase Agreement and the Investor Purchase Agreement.
          (m)      “Investor Cash Outflows” means the sum of all cash Distributions and the Fair Market Value of all other Distributions made by the Company to the holders of Investor Equity (inclusive of amounts received by such holder’s Permitted Transferees), together with the sum of all other cash payments and the Fair Market Value of all other payments made by unaffiliated third parties to the holders of Investor Equity (together with such holder’s Permitted Transferees) with respect to or in exchange for such holders’ Investor Equity, in each case, from the date hereof up to and including the date of the consummation of an Approved Sale; provided that “Fair Market Value” as used in this definition shall be determined in accordance with the Operating Agreement; provided further that, in the event that property is distributed subject to contingencies or restrictions that might affect its Fair Market Value (e.g., non-publicly traded stock, publicly traded stock subject to restrictions or limitations or a right to receive future consideration pursuant to an earn-out), such distribution or payment shall not be considered a “Investor Cash Outflow” until the earlier of (i) the date such distributed property is first sold by such holder of Investor Equity in a bona fide third-party transaction or (ii) the date such contingencies or restrictions lapse and such property is immediately saleable for cash.
          (n)      “Investor Equity” shall have the meaning set forth in the Operating Agreement.
          (o)      “Investor Purchase Agreement” means that Purchase Agreement, dated as of the UPA Closing Date, between Investor and the Company.
          (p)      “IRR” means the annual interest rate (compounded annually) which, when used to calculate the net present value as of UPA Closing Date of all Investor Cash Inflows and Investor Cash Outflows, cause the difference between such net present value amounts to equal zero (0).
          (q)      “Member” shall have the meaning set forth in the Operating Agreement.
          (r)      “Operating Agreement” means the Company’s Amended and Restated Operating Agreement of the Company, dated as of May 31, 2002, as amended, among AmWINS Holdings, LLC and the other Persons listed on the signature pages thereto, as such may be amended from time to time.
          (s)      “Original Cost” means, with respect to (i) the Class B Units, $0.016 per Class B Unit, (ii) the Class C Units, $0.012 per Class C Unit, (iii) the Class D Units, $0.008 per Class D Unit and (iv) the Class E Units, $0.004 per Class E Unit.
          (t)      “Permitted Transferee” shall mean a Person who acquires all or a portion of the Investor Equity pursuant to Section 6.1(b) of the Operating Agreement.
          (u)      “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity or any department, agency or political subdivision thereof or any other entity or organization.
          (v)      “Plan” means the American Wholesale Insurance Holding Company, LLC Equity Incentive Plan.
          (w)      “Public Offering” means any underwritten sale of equity interests in the Company or any direct or indirect Subsidiary of the Company pursuant to an effective registration statement under the Securities Act filed with the Securities and Exchange Commission on Form S-1 (or a successor form adopted by the Securities and Exchange Commission) or a merger of the Company or any direct or indirect Subsidiary into a company which has publicly traded equity securities listed on a national securities exchange registered under the Securities Act; provided that the following shall not be considered a Public Offering: (i) any issuance of common equity interests as consideration for a merger or acquisition or (ii) any issuance of common equity interests or rights to acquire common equity interests to existing equityholders or to employees of the Company or its Subsidiaries on Form S-4 or Form S-8 (or a successor form adopted by the Securities and Exchange Commission) or otherwise.
          (x)      “Securities Act” means the Securities Act of 1933, as amended.
          (y)      “Subsidiary” means with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the managing director, managing member, manager or a general partner of such partnership, limited liability company, association or other business entity.
          (z)      “Unit Purchase Agreement” shall have the meaning set forth in the Operating Agreement.
          (aa)      “Units” shall have the meaning set forth in the Operating Agreement.
          (bb)      “Incentive Units” shall mean (i) all Incentive Units issued pursuant hereto and (ii) all securities issued with respect to the Incentive Units referred to in clause (i) above by way of a dividend or split or in connection with any conversion, merger, consolidation or recapitalization or other reorganization affecting the Incentive Units.
          (cc)      “Unvested Units” means any Incentive Units which have not become Vested Units.
          (dd)      “Vested Units” means any Incentive Units which have become vested in accordance with Section 5 below.
     5.      Vesting of Incentive Units.
          (a)      Vesting Units. The Incentive Units shall vest in accordance with this Section 5 in each case only so long as Employee remains continuously employed by the Company or any of its Subsidiaries. Notwithstanding any other provision of this Agreement, except as set forth in the last sentence of Section 5(b) below, no Incentive Units shall vest after the date on which Employee ceases to be employed by the Company or its Subsidiaries for any reason (the “Termination,” and the date of any such Termination, the “Termination Date”), and in no event will the aggregate number of Incentive Units which are deemed to be vested exceed the aggregate number of Incentive Units which are vested on Employee’s Termination Date (as determined in accordance with this Section 5). For purposes of clarity, all Incentive Units which may vest pursuant to this Section 5 shall continue to be subject to the restrictions set forth in Section 3 hereof.
          (b)      Time-Vesting. Except as otherwise provided herein, the Class B Units, the Class C Units, the Class D Units and the Class E Units originally issued to Employee shall become vested (pro rata for each class of Incentive Units) in accordance with the following schedule (rounded to the nearest whole Incentive Unit), if (but only if) as of each such date Employee has been continuously employed and is still employed by the Company or any of its Subsidiaries from the date hereof through such date:

Percentage of Additional
Vesting Date	Incentive Units Vested
October 27, 2006	20%
Each Month Thereafter	1 2/3%
For the avoidance of doubt, (i) on the date hereof none (0%) of Employee’s Incentive Units issued hereunder shall be vested and (ii) if Employee has been continuously employed by the Company and its Subsidiaries from the date hereof through October 27, 2010, then 100% of Employee’s Incentive Units shall be vested. The portion of the Incentive Units issued hereunder that shall become vested as of any date shall be rounded to the nearest whole Unit.
Notwithstanding the foregoing, in the event of the death of Employee, Employee will receive an additional six months of vesting (but not to exceed 100% vesting of Employee’s Incentive Units), or if Employee’s death occurs prior to October 27, 2006, Employee shall be deemed to have died on October 27, 2006.
          (c)      Sale of the Company. Notwithstanding the foregoing Section 5(b), if approved by the Board of Managers of the Company (which determination may be different for each holder of outstanding Incentive Units), the Company may cause the Incentive Units to vest with respect to 100% of the then unvested Incentive Units immediately prior to an Approved Sale (it being agreed and understood that no Incentive Units shall vest solely as a result of the consummation of an initial Public Offering), if and only so long as Employee is and has continued to be employed by the Company or any Subsidiary through such date. In addition, all then unvested Incentive Units shall immediately vest following an Approved Sale (which shall not include an initial Public Offering) if Employee’s employment with the Company (or its successor, following an Approved Sale) is terminated by the Company (or such successor) other than for Cause or if Employee terminates his employment with the Company (or such successor) for Good Reason.
     6.      Company Right to Purchase Units Upon Termination of Employment.
          (a)      Company Repurchase Right. In the event that Employee is no longer employed by the Company or any of its Subsidiaries for any reason, the Vested Units (whether held by Employee or one or more transferees) will be subject to repurchase by the Company or, to the extent that the Company declines to exercise the Company Repurchase Option with respect to any Vested Units pursuant to Section 6(b), by Investor, in either case pursuant to the terms and conditions set forth in this Section 6. The repurchase by the Company or Investor pursuant to this Section 6 is referred to herein as the “Company Repurchase Option”.
          (b)      Termination Other than for Cause. If Employee ceases to be employed by the Company or any of its Subsidiaries for any reason other than for Cause (including, without limitation, as the result of Employee’s death or disability), (x) the Unvested Units shall be terminated, cancelled and of no further force and effect and (y) the Company or Investor may elect to purchase all or any portion of the Vested Units at a price per unit equal to the Fair Market Value thereof.
          (c)      Termination for Cause. If Employee is no longer employed by the Company or any of its Subsidiaries as a result of Employee’s termination for Cause (a) all Unvested Units shall be terminated, cancelled and of no further force and effect and (b) the Company may elect to purchase all or any portion of the Vested Units at a price per unit equal to the lower of (i) the Original Cost and (ii) the Fair Market Value thereof.

          (d)      Repurchase Procedures. The Company or, to the extent that the Company declines to exercise the Company Repurchase Option with respect to Vested Units pursuant to Section 6(b), the Investor, may elect or decline to exercise the Company Repurchase Option by delivering written notice (the “Company Repurchase Notice”) to the holder or holders of the applicable Units within one hundred eighty-one (181) days after the Termination Date. The Company Repurchase Notice will set forth the number of Vested Units to be acquired from such holder(s), an estimate of the aggregate consideration to be paid for such holder’s Vested Units and the time and place for the closing of the transaction. If any Vested Units are held by any transferees of Employee, the Company or, if applicable, the Investor will purchase such Vested Units elected to be purchased from such holder(s), pro rata according to the number of Vested Units held by such holder(s) at the time of delivery of the Company Repurchase Notice (determined as nearly as practicable to the nearest Unit).
          (e)      Closing of Repurchase. The closing of a repurchase transaction will take place on the date designated by the Company or Investor in the Company Repurchase Notice, which date will not be more than two hundred ten (210) days after the Termination Date, as applicable, and no earlier than any date set forth in the Company Repurchase Notice. The Company or, if applicable, Investor will pay for any Vested Units to be purchased pursuant to a Company Repurchase Option by first offsetting any amounts owed by the holder(s) of such Vested Units or such holder’s affiliates to the Company and any of its Subsidiaries and then paying any remaining amounts by cash or a cashier’s check payable to the holder(s) of such Vested Units in an aggregate amount equal to their share of the aggregate repurchase price for such Vested Units. The Company or, if applicable, Investor will receive customary representations and warranties from each seller including with respect to such seller’s ownership and title to the Vested Units and capacity to transfer the Vested Units.
          (f)      Termination. Notwithstanding anything contained herein to the contrary, the Company Repurchase Option granted to the Company and Investor shall terminate (to the extent not previously exercised) after the first to occur of (i) an Approved Sale or (ii) a Public Offering.
     7.      Restrictions on Transfer of Incentive Units.
          (a)      Transfer of Units. Employee will not sell, pledge, transfer or otherwise dispose of (a “Transfer”) any interest in any Vested Units, except (i) pursuant to (and in accordance with) the provisions in Section 6 hereof or (ii) pursuant to (and in accordance with) the Operating Agreement. Employee will not Transfer any interest in any Unvested Units.
          (b)      Termination of Transfer Restrictions. The provisions of this Section 7 will terminate upon a Public Offering or an Approved Sale.
     8.      Approved Sale. If the Board seeks or approves a bona fide sale of over 50% of the assets of the Company or any direct Subsidiary thereof or of equity with over 50% of the voting power of the Company or of any direct Subsidiary thereof (whether by merger, consolidation, recapitalization, transfer of equity securities or otherwise), in each case to an independent third party other than an Affiliate of Investor (as so approved, an “Approved Sale”), if requested by the Board, Employee will consent to and raise no objections against such Approved Sale, waive any dissenters’ rights, appraisal rights or similar rights in connection with such Approved Sale, and take all necessary or desirable actions in connection with the consummation of the Approved Sale as requested by the Board (including, without limitation, by executing and delivering definitive agreements with respect thereto); provided that, in connection with any Approved Sale, (i) any proceeds paid to the Interest Holders in such Approved Sale (in their capacity as such) shall be allocated among the Interest Holders participating in such sale based upon the amount that such Interest Holders would have received if the aggregate proceeds paid to such Interest Holders in such Approved Sale (in their capacity as such) had been distributed by the Company pursuant to Section 5.1 of the Operating Agreement and (ii) subject to clause (i) above and the following sentence, Employee shall have no obligation to indemnify any party with respect to his Incentive Units or his Units, as the case may be, arising out of representations, warranties and covenants of the Company in connection with the Approved Sale that is on a basis which is less favorable than the similar indemnification obligations of Investor with respect to its Common Units. Employee will be obligated to join on a pro rata basis (severally and not jointly) in any purchase price adjustments, indemnification or other obligations that the sellers of Incentive Units or Units are required to provide in connection with the Approved Sale such that proceeds will be distributed as if they had been distributed after giving effect to such adjustments, indemnification and other obligations (e.g., if the aggregate proceeds to be distributed in connection with such Approved Sale is equal to $120, and subsequent to the consummation of such Approved Sale a purchase price reduction (in connection with a purchase price adjustment) in an amount equal to $20 is required, then Employee shall be required to give back any proceeds that he, she or it had received in excess of the aggregate proceeds he would have received if an amount equal to $100 were distributed to the sellers of Incentive Units and other Units in connection with such Approved Sale) (other than any such obligations that relate solely to a particular Interest Holder, such as indemnification with respect to representations and warranties given by a Interest Holder regarding such Interest Holder’s title to and ownership of Incentive Units or other Units, due authorization to enter into and perform the sale agreement, enforceability of the agreement, noncontravention and any other individual representation or warranties of such Interest Holder transferring securities, in respect of which only such Interest Holder will be liable).
     9.      Power of Attorney. Employee constitutes, appoints and grants the Company with full power to act as its true and lawful representative and attorney-in-fact, in its name, place and stead to assign and transfer the Incentive Units to the appropriate acquirer thereof pursuant to Sections 6 and 7 above and under no other circumstances and to take all related actions and execute all related documents and instruments on behalf of the Employee in furtherance of the foregoing. The powers of attorney granted herein shall be deemed to be coupled with an interest and irrevocable.
     10.      Lockup Agreement. If the Company or any of its subsidiaries undertakes an underwritten initial public offering of its equity securities, the Employee hereby agrees that, without the prior written consent of the Company (and Investor so long as Investor or its affiliates owns no less than 35% of the outstanding equity interest in the Company), the Employee shall not, directly or indirectly, effect any public sale or distribution (including sales pursuant to Rule 144 under the Securities Act of 1933, as amended) of such equity securities or enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any economic consequences of ownership of such securities, whether any such aforementioned transaction is to be settled by delivery of such securities or other securities, in cash or otherwise, or publicly discloses the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, in each case during a period of one (1) year following the consummation of such offering. The Employee further agrees to execute and deliver such other similar “lock-up” agreements (not in excess of one (1) year from the completion of the offering) requested by the managing underwriter(s) in such offering.
     11.      Notices. Any notice hereunder to the Company shall be addressed to the Company’s principal executive office, Attention: Compensation Committee, and any notice hereunder to Employee shall be addressed to Employee at Employee’s last address on the records of the Company, subject to the right of either party to designate at any time hereafter in writing some other address. Any notice shall be deemed to have been duly given when delivered personally, one day following dispatch if sent by reputable overnight courier, fees prepaid, or three (3) days following mailing if sent by registered mail, return receipt requested, postage prepaid and addressed as set forth above.
     12.      Assignment/Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors and assigns to the Company and all Persons lawfully claiming under Employee.
     13.      Governing Law. The validity, construction, interpretation, administration and effect of this Agreement shall be governed by the substantive laws, but not the choice of law rules, of the State of Delaware.
     14.      Company References. All rights of the Company hereunder may, at the request of the Company, be exercised in whole or in part by one or more Subsidiaries of the Company.
     15.      Taxes. Notwithstanding anything contained in this Agreement (or any other agreement between Employee and the Company or any of its affiliates) to the contrary, the Company and its affiliates shall be entitled to deduct and withhold from any amounts distributable to or with respect to the Incentive Units or any proceeds from the sale or other disposition of the Incentive Units (or any other amounts due or that may become due to Employee from the Company or any of its affiliates, including from the Employee’s wages, compensation, or benefits) any amounts as may be required by the Internal Revenue Code of 1986, as amended, or under any foreign, state, or local law, in connection with the issuance, vesting, modification, adjustment, disposition or otherwise with respect to the Incentive Units. In the event that the Company or its affiliates does not make such deductions or withholdings, Employee shall indemnify the Company and its affiliates for any amounts paid or payable by the Company or any of its affiliates with respect to any such taxes (other than the Company’s share of taxes that Employee as a matter of law has no responsibility for (e.g., Company’s share of FICA taxes)) imposed on Employee’s compensation, together with any interest, penalties and additions to tax and any related expenses thereto.
     16.      Offset. Notwithstanding anything contained in any agreement between Employee and the Company or any of its Subsidiaries to the contrary and regardless of whether such amounts are being paid hereunder or pursuant to another agreement between Employee and the Company or any of its Subsidiaries, whenever the Company or any of its Subsidiaries is to pay any sum to Employee or any of his affiliates or related persons, any amounts that Employee owes or becomes owing to the Company or any Subsidiary thereof may be deducted from that sum before payment.
     17.      Construction. References herein to this Agreement and any other agreement shall be references to such agreement, as amended, modified, supplemented or waived from time to time.
     18.      Third-Party Beneficiaries. Certain provisions of this Agreement are entered into for the benefit of, and shall be enforceable by, Investor as provided herein.
     19.      Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and the Employee; provided that Section 6 may be amended and waived only with the prior written consent of the Company, Investor and the Employee.
     20.      Complete Agreement. This Agreement and the Operating Agreement embody the complete agreement and understanding among the parties with respect to the subject matter hereto and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way, including without limitation those contained in the Employment Agreement.
     21.      Proxy. Until the first to occur of an Approved Sale or a Public Offering, Employee (on behalf of himself and each other holder of Incentive Units issued hereunder) hereby irrevocably appoints Investor as his, her or its proxy, with full power of substitution, to vote the Incentive Units issued hereunder in the same manner (i.e., in favor of or against (or to abstain from voting on) any particular matter submitted to a vote of the Company’s equityholders) as Investor votes any similar equity securities of the Company at any and all meetings of the Company’s equityholders and at any adjournments of such meetings (and also to express consent or dissent to corporate action in writing). This proxy is irrevocable and coupled with an interest. The Employee hereby revokes any proxy heretofore given to vote with respect of the Incentive Units and represents and warrants that, as of the date hereof, no other proxy has any force or effect.
* * * * *

     IN WITNESS WHEREOF, the Company and Employee have executed this Executive Unit Agreement as of the date first above written.

COMPANY: AMERICAN WHOLESALE INSURANCE HOLDING COMPANY, LLC
By:	/s/ Marc R. Rubin
Name:	Marc R. Rubin
Its:	Manager

EMPLOYEE:
/s/ M. Steven DeCarlo
M. Steven DeCarlo

[Executive Unit Agreement Signature Page]